Exhibit 99.1

COMPANY CONTACT:

Bonnie Ortega, Investor Relations

bortega@cardiodynamics.com

888-522-2342, Ext. 1005

Irene Paigah, Media Relations

ipaigah@cardiodynamics.com

888-522-2342, Ext. 1012

CardioDynamics Appoints Mayer Hoffman McCann P.C.

as Independent Auditors

SAN DIEGO—May 13, 2005—CardioDynamics (Nasdaq: CDIC), the innovator and leader of Impedance Cardiography (ICG) technology, today announced the appointment of Mayer Hoffman McCann P.C. as the Company’s independent auditors. The appointment of Mayer Hoffman McCann P.C. was approved by CardioDynamics’ Audit Committee following a comprehensive evaluation process of several of the country’s leading accounting firms.

Michael K. Perry, CardioDynamics’ Chief Executive Officer, stated, “We are pleased to engage Mayer Hoffman McCann as independent auditors for CardioDynamics. We believe they will prove to be an excellent fit in terms of their scope of services, fees, and ability to fully serve the needs of a company of our size.”

On April 27, 2005, the Company announced the dismissal of KPMG, LLP. The change in accountants was the result of the Company’s ongoing efforts to improve efficiency and reduce expenses. The change will take effect immediately and KPMG has agreed to assist the Company in facilitating an efficient transition to Mayer Hoffman McCann.

About Mayer Hoffman McCann P.C.:

Mayer Hoffman McCann (MHM) is a national CPA Firm with 25 offices in key financial centers across the nation. MHM was founded more than 50 years ago with a focus on helping public companies grow. According to Accounting Today, MHM is currently the seventh largest accounting firm in the nation that provides audit services. MHM also provides a full range of professional services including tax services, IT consulting services, corporate finance services, and Sarbanes-Oxley consulting services among others. For more information, please visit the firm’s Web site at www.nshd.com.

About CardioDynamics:

CardioDynamics (Nasdaq: CDIC), the ICG Company, is the innovator and leader of breakthrough medical technology called Impedance Cardiography (ICG). The Company develops, manufactures and markets noninvasive diagnostic and monitoring technologies and electrodes. The Company’s ICG Systems are being used by physicians around the world to help battle the number one killer of men and women—cardiovascular disease. Partners include GE Healthcare and Philips Medical Systems. For additional information, please refer to the company’s Web site at www.cdic.com.

Forward-Looking (Safe Harbor) Statement:

Except for the historical and factual information contained herein, this press release contains forward-looking statements, the accuracy of which is necessarily subject to uncertainties and risks including the Company’s primary dependence on the BioZ product line, and various uncertainties characteristic of early growth companies, as well as other risks detailed in the Company’s filings with the SEC, including its 2004 Form 10-K/A. The Company does not undertake to update the disclosures contained in this press release.